UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 12, 2014

KiOR, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35213	51-0652233
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13001 Bay Park Road, Pasadena, Texas 77507

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (281) 694-8700

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On September 12, 2014, KiOR, Inc. (the “Company”) received a notification of deficiency from the Listing Qualifications Department of The NASDAQ Stock Market LLC (“NASDAQ”) based on the Company’s failure to pay certain fees required by Listing Rule 5250(f). NASDAQ has informed the Company that as a result of this deficiency, the Company will be delisted unless the Company appeals NASDAQ’s decision. In light of the prior NASDAQ notices described in further detail below, the Company has determined not to appeal NASDAQ’s decision and, as such, the trading of its common stock will be suspended at the opening of business on September 23, 2014 and NASDAQ will file a Form 25-NSE with the Securities and Exchange Commission (the “Commission”), which will remove the Company’s securities from listing and registration on The Nasdaq Stock Market.

As discussed in the Company’s Current Report on Form 8-K filed with the Commission on May 6, 2014, NASDAQ informed the Company that it would be subject to delisting upon a failure to regain compliance with (i) the minimum bid price requirement of $1.00 per share, as set forth in NASDAQ Listing Rule 5450(a)(1), (ii) the minimum market value of listed securities (“MVLS”) of $50 million, as set forth in NASDAQ Listing Rule 5450(b)(2)(A) and (iii) the minimum market value of publicly held shares (“MVPHS”) of $15 million, as set forth in NASDAQ Listing Rule 5450(b)(2)(C).

The Company does not believe that it will be able to regain compliance with the NASDAQ Listing Rules discussed above prior to the end of the applicable grace periods, which were October 27, 2014 for the minimum bid price and MVLS requirements and November 3, 2014 for the MVPHS requirement. As a result, the Company believes that it would have become subject to delisting for failure to comply with the Listing Rules above, even if it had paid the listing fees in compliance with Nasdaq Listing Rule 5250(f).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KiOR, INC.

Date: September 15, 2014	By	/s/ Christopher A. Artzer
Christopher A. Artzer
President, Interim Chief Financial Officer, General Counsel and Secretary